Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ECHO HEALTHCARE ACQUISITION CORP.

March 16, 2006

1.    The name of the Corporation is Echo Healthcare Acquisition Corp. (hereinafter the “Corporation”).

2.    The Corporation desires to reduce its authorized capital stock and hereby amends Article Fourth of its Amended and Restated Certificate of Incorporation by deleting Article Fourth in its entirety and inserting in lieu thereof the following new Article Fourth:

“ARTICLE FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000 of which 25,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.”

3.    All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

4.    The foregoing amendment shall be effective as of the date filed with the Secretary of the State of Delaware.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of the 16th day of March, 2006.

ECHO HEALTHCARE ACQUISITION CORP.

By: /s/ Joel Kanter
Name Joel Kanter
Title: President and Secretary